Exhibit (q)(4)

Amended and Restated Description Of Issuance,

Transfer And Redemption Procedures

M Intelligent Individual Flexible Premium Variable

Universal Life Insurance Policies

Issued By

TIAA-CREF Life Insurance Company

This document sets forth the administrative procedures, as required by Rule 6e-3(T)(b)(12)(iii), that will be followed by
TIAA-CREF Life Insurance Company (the “Company”) in connection with the issuance of its M Intelligent individual flexible premium variable universal life insurance policy (“Policy” or “Policies”) and acceptance of payments thereunder, the transfer of assets held thereunder, and the redemption by owners of the Policy (“Owners”) of their interests in those Policies. Terms used herein have the same definition as in the prospectus for the Policy that is included in the current registration statement on Form N-6 for the Policy (File Nos. 811-22659 and 333-179272) as filed with the Securities and Exchange Commission (“Commission” or “SEC”).

This document completely amends, restates and replaces any previous descriptions of the issuance, transfer and redemption procedures of variable life Policies issued by the Company.

I.	Procedures Relating to Purchase and Issuance of the Policies and Acceptance of Premiums

A.	Offer of the Policies, Application, First Premium, and Issuance

Offer of the Policies. The Policies are offered and issued pursuant to underwriting standards in accordance with state insurance laws. The Premiums for the Policies are not the same for all Owners with the same Face Value. Insurance is based on the principle of pooling and distribution of mortality risks, which assumes that each Owner pays Premiums commensurate with the Insured’s mortality risk as actuarially determined utilizing factors such as an Insured’s Underwriting Class, Issue Age, death benefit option, number of full years insurance has been in force, and, in most states, gender. Uniform Premiums for all Insureds would discriminate unfairly in favor of those Insureds representing greater risk. Although there is no uniform Premium for all Insureds, there is a uniform Premium for all Insureds of the same Underwriting Class, Issue Age, death benefit option, gender, and Face Amount.

Application. Persons wishing to purchase a Policy must submit a completed application to the Company’s Administrative Office. The application must specify the name of the Insured and provide certain required information about the Insured. The application generally must designate Premium allocation percentages, Total Face Amount (a combination of Base Face Amount (BFA) and any Supplemental Face Amount (SFA)), and the Beneficiary. The minimum first Premium depends on a number of factors including the Issue Age, gender (in most states), and Underwriting Class of the proposed Insured and the Total Face Amount.

The minimum first Premium is $100. The minimum Total Face Amount is $100,000. Generally, the Policy is available for Insureds between Issue Ages of 0-90.

Receipt of Application and Underwriting. Upon receipt of a completed application in good order from an applicant, the Company will follow its established insurance underwriting procedures for life insurance designed to determine whether the proposed Insured is insurable. This process may involve such verification procedures as medical examinations and may require that further information be provided about the proposed Insured before a determination can be made.

While the application is being reviewed, the Company may make available temporary life insurance coverage if the applicant signed a Temporary Insurance Agreement (TIA) and submitted an advanced payment with the application. The temporary coverage begins on the later of the date the TIA is signed and the date the payment is received, has a maximum amount and is subject to other conditions. Pending approval of the application, any advance payments will be held in the Company’s general account.

The Company reserves the right to reject an application for any reason permitted by law. If an application is declined or canceled by the Company for any reason prior to the Issue Date, the full amount of any advance payment submitted with the application will be promptly refunded within 7 calendar days of the date the Company decides not to issue the policy, without interest, unless otherwise required by law or unless the Company, in its sole discretion, pays interest to applicants by Company practice.

The underwriting process determines the Insured’s Underwriting Class. The Company currently places the Insured into one of the following classes: super preferred non-tobacco, preferred non-tobacco, standard non-tobacco, preferred tobacco, or standard tobacco. The Insured can also be placed into one of a number of substandard non-tobacco or substandard tobacco classes. Substandard classes reflect higher mortality risks. Standard Non-Smoker class will be used for juveniles from age 0 through age 14. All rate classes will be available for insureds aged 15 and up based upon underwriting risk assessment.

Issuance of Policy. Generally, when the underwriting process has been completed, the original application has been approved, and the minimum first Premium has been received, the Policy is issued. This is the Issue Date. The Issue Date is the date when the Company’s underwriting process is complete and the Company issues the Policy at its Administrative Office. The Issue Date is shown on the specifications page of the Policy and is the date used to measure suicide and contestable periods. It is also the date when the Company will credit the first Premium to the Policy.

The Policy Date of a Policy is its effective date as set forth in the Policy. The Policy Date is used to determine the Monthly Charge Date and Policy Years. The Policy Date is generally the same as the Issue Date but, subject to state approval, may be another date agreed to by the Company and the proposed Insured. Insurance coverage under the Policy will take effect only if the proposed Insured is alive and in the same condition of health as described in the application when the Company delivers the Policy to the Owner, and if the minimum first Premium has been paid. (See “Backdating” below for additional information.)

Minimum First Premium. The minimum first Premium is due on or before the date the Policy is delivered. The Policy will not take effect until the minimum first Premium is paid, and the health and other conditions of the Insured described in the application must not have changed. The Company may accept money from another life insurance contract that qualifies for a tax-free exchange under Section 1035 of the Code as part of a first Premium, contingent upon receipt of the cash from that contract.

Backdating. The Company may sometimes backdate a Policy, if the Owner requests, by assigning a Policy Date earlier than the Issue Date so that the Insured can be considered to have a younger Issue Age. The Company will not backdate a Policy more than six months prior to the Issue Date. For a backdated Policy, monthly deductions will begin on the backdated Policy Date. The Owner will therefore incur charges for the period between the Policy Date and the Issue Date as though full insurance coverage is in effect during this period, even though full coverage does not in fact begin until the Issue Date.

B.	Additional Premiums

1.	Planned Premiums. When applying for a Policy an applicant will elect to pay Premiums on a monthly, quarterly, semiannual, annual or single sum basis. However, Premiums do not have to be paid according to any schedule. An Owner has the flexibility to determine the frequency and the amount of the Premiums paid, and can change the planned periodic Premium at any time. If Premiums are paid pursuant to a Premium reminder notice, the address for payment will be enclosed with the notice or Premium payments can be sent to the Company’s Administrative Office.

2.	Premium Flexibility. Prior to the Policy’s Final Policy Date, additional Premiums may be made at any time and in any amount equal to or greater than $50.

The Company reserves the right to limit total Premiums allocated to each fixed account option under a Policy to $500,000 a year.

Any time you submit a Premium payment that may impact the status of your contract, we will or have the right to hold, limit, or refund all or part of your Premium payment until we receive sufficient instructions or if required, evidence of insurability. These situations include but are not limited to:

•	The Premium would disqualify the Policy as a life insurance contract under the Code;

•	The Premium would cause the Policy to become a MEC under the Code; or

•	The Premium would cause an immediate increase in the death benefit as a result of Section 7702 of the Code (unless the Company is provided with satisfactory evidence of insurability).

If a Policy has an Outstanding Loan Amount, any payments sent to the Company will be credited as Premium payments unless the Company receives Acceptable Notice for the payments to be applied as loan repayments.

Electronic Payments. An Owner may choose to have Premium payments automatically deducted periodically from a bank account under the automatic payment plan.

3.	Refund of Excess Premium Amounts. If the Guideline Premium Test is used to test if the Policy qualifies as life insurance under the Code, total Premium payments may not exceed certain stated limits. The Company has established procedures to monitor whether aggregate Premiums paid under a Guideline Premium Test exceed those limits. If a Premium is paid that would result in total Premiums exceeding these limits, the Company will accept only that portion of the Premium that would make total Premiums equal the maximum amount that may be paid under the Policy. The Company will not refund any Premium necessary to keep the Policy in force.

4.	Modified Endowment Contracts. Prior to the Policy Date, if the Company finds that an Owner’s planned periodic Premium schedule would cause the Policy to exceed the “seven-pay limit” rules and become subject to special tax treatment as a MEC under Section 7720A of the Code, the Company will notify the Owner and request further instruction. If the Owner does not reduce the planned periodic Premium to a level that avoids classification as a MEC, the Company will issue the Policy based on the planned periodic Premium the Owner selected. If the Owner chooses to alter the selected planned periodic Premium schedule, the Company will then issue a Policy based on the revised planned periodic Premiums.

After the Policy Date, if the Company discovers that a Premium payment has been made that would cause a Policy to become a MEC, the Company will place the Premium amount in a suspense account. This amount will not be applied to the Policy unless and until the Owner acknowledges that he or she knows that the Policy will become a MEC and nevertheless wishes to apply this amount to the Policy. Similarly, instructions regarding withdrawals, changes in death benefit options, or changes in Total Face Amounts that would result in a Policy becoming a MEC will not be honored until the Owner acknowledges that he or she knows that the Policy will become a MEC and nevertheless wishes the Company to effect the transaction. If a Policy inadvertently becomes classified as a MEC, and the Owner does not want the Policy to be a MEC, the Company will attempt to enable the Policy to continue to meet the seven-pay test for federal income tax purposes (and not be a MEC) by refunding any excess Premiums and related earnings to the Owner. It is not clear, however, that the Company can take effective action in all possible circumstances to prevent a Policy that has exceeded the applicable Premium limitation from being classified as a MEC.

C.	Crediting Premiums

On the Issue Date, the Company will credit to the Policy the first Premium, less the Premium Expense Charge, minus any Monthly Charge due. In states that require the refund of all

Premiums on return of a Policy during the Right to Cancel Period, the Company will allocate this amount to the TC Life Money Market Account. In these states, the Company also will allocate all subsequent Net Premiums (i.e., the Premium less the Premium expense or tax charge) received at the Administrative Office during the Right to Cancel Period to the TC Life Money Market Account. The Premium(s) will remain in the TC Life Money Market Account for the number of days in the applicable state free look period. On the day following the end of the Right to Cancel period, the Company will reallocate all Policy Value (at the Unit value next determined) from the TC Life Money Market Accounts to the Investment Accounts and/or the fixed account options in accordance with current allocation instructions. If the day following the end of the Right to Cancel Period is not a Business Day, the Company will allocate Policy Value among the Investment Accounts using Unit values as of the immediately subsequent Business Day. The Company invests all Net Premiums paid thereafter as of the Business Day the Company receives the payment at its Administrative Office based on the allocation percentages then in effect.

On any Business Day that the Company credits Net Premiums or transfers Policy Value to an Investment Account, the Company will convert the dollar amount of the Net Premium (or transfer) into Investment Account Units. The Company determines the number of Units to credit to, or subtract from, a Policy by dividing the dollar amount of the transaction by the Unit value for that Investment Account at the end of that Business Day. Unit values on any non-Business Day are determined using the Unit values as of the most recent Business Day.

The Company determines a Unit value for each Investment Account to reflect how investment performance affects the Policy Value. Unit values will vary among Investment Accounts. The Unit value may increase or decrease from one Business Day to the next. The Unit value of any Investment Account at the end of any Business Day equals:

•	the Unit value of the Investment Account on the immediately preceding Business Day; multiplied by

•	the net investment factor for that Investment Account on that Business Day.

The net investment factor measures the investment performance of an Investment Account from one Business Day to the next; increases to reflect investment income and capital gains (realized and unrealized) for the shares of the underlying Fund; and decreases to reflect any capital losses (realized and unrealized) for the shares of the underlying Fund.

D.	Policy Lapse and Reinstatement

Lapse. When the Cash Surrender Value is not enough to pay the Monthly Charge, the Policy will enter a Grace Period. If the Insured dies during the Grace Period, the Death Benefit Proceeds will be paid and reduced by the amount of the due and unpaid charges. When a Policy enters a Grace Period, the Company will mail the Owner a Premium reminder notice that indicates the necessary payment amount and final payment date to prevent Lapse.

No-Lapse Guarantee. The No-Lapse Guarantee Period is the earlier of 20 years or Attained Age 75, but not less than 5 years. This benefit guarantees the Policy will not terminate during the designated period as long as the premiums paid, less partial withdrawals and any Outstanding Loan Amount, exceed the sum of minimum monthly NLG premiums. The NLG premium varies by presence of the Long Term Accumulation (LTA) Rider, Issue Age, gender, death benefit option, Total Face Amount, and underwriting status. BFA and SFA have different NLG premiums. The monthly NLG premiums are shown in the Policy or in an endorsement to the Policy.

At any one time, there is one monthly NLG premium for the entire policy that equals the sum of the NLG premiums for the BFA and SFA across all layers of coverage. The NLG premium is not an extra premium. At any point in time, either the entire policy satisfies the NLG premium requirement, or the entire policy does not. The premium requirement is not evaluated separately for each layer of coverage.

If the premium requirement is satisfied, during the first five policy years, the NLG guarantees the death benefits associated with BFA and SFA of all coverage layers will remain in force. After the first five policy years, for the remainder of the No-Lapse Guarantee Period, the NLG guarantees the death benefits associated only with BFA of all coverage layers will remain in force.

Reinstatement. Any Lapsed Policy that has not been Surrendered may be reinstated at any time while the Insured is alive and within 3 years (5 years in Missouri and North Carolina) after the end of the Grace Period (and prior to the Final Policy Date) if all of the following items are received at the Company’s Administrative Office:

•	An Acceptable Notice requesting reinstatement;

•	Evidence of insurability that has been deemed satisfactory by the Company;

•	Payment or reinstatement of any Outstanding Loan Amounts as of the date of Lapse; and

•	Payment of an amount that is sufficient to make the Policy’s Cash Surrender Value positive, with any unpaid Monthly Charges on the date of Lapse (in states other than Pennsylvania) accruing interest at an annual effective rate of 6% from the date of Lapse to the date of reinstatement, plus payment of an amount equal to three current Monthly Charge deductions.

The effective date of reinstatement is the later of the date the application for reinstatement is approved by the Company or the date the Company receives the payment required for reinstatement. A reinstated Policy will have the same Policy Date as it had prior to the Lapse. The Policy Value on the date of reinstatement will equal the amounts paid at reinstatement decreased by any Outstanding Loan Amount repayment, any unpaid Monthly Charges with interest, and any Premium Expense Charge.

E.	Allocations of First Premium Among the Investment Accounts and the Fixed Account Options

The Separate Account. An Owner may allocate Premiums to one or more of the Investment Accounts of
TIAA-CREF Life Separate Account VLI-2 (the “Separate Account”). The Separate Account currently consists of multiple Investment Accounts, the assets of which are used to purchase shares of one of the corresponding investment portfolios, which are usually mutual funds or other pooled investment vehicles (the “Funds”). Each Fund is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company.

The Company can add new Investment Accounts in the future that would invest in portfolios of additional investment companies. The Company does not guarantee that the Separate Account, any existing Investment Account, or any Investment Account added in the future will always be available. The Company reserves the right to add or close Investment Accounts, substitute another Fund (which may have different expenses) without Owner consent, or combine Investment Accounts or portfolios. Substitutions and Investment Account closings may be made with respect to existing investments or the investment of future Premiums, or both. However, no substitution will be made without any necessary approval of the Commission. Any Fund may discontinue offering its shares to the Investment Accounts. The Company also has the right to make other structural and operational changes affecting the Separate Account and the Policy.

When an Owner allocates an amount to an Investment Account (either by Premium allocation, transfer of Policy Value, or repayment of an Outstanding Loan Amount), the Policy is credited with Units in that Investment Account. The number of Units is determined by dividing the dollar amount allocated, transferred, or repaid to the Investment Account by the Investment

Account’s Unit value when the allocation, transfer, or repayment is effected. An Investment Account’s Unit value is determined for each Business Day by multiplying the Unit value for an Investment Account for the prior Business Day by the net investment factor for the Investment Account for the current Business Day. The net investment factor is an index used to measure the investment performance of an Investment Account from one Business Day to the next.

The fixed account options. The company currently offers two fixed account options – a standard Fixed Account and an Enhanced Fixed Account. Both are investment options under the Policy. Generally, but not necessarily always the case, the current interest rate credited on allocations to the Enhanced Fixed Account will be greater than that credited to allocations to the standard Fixed Account, In return, transfers out of the Enhanced Fixed Account are more restrictive than transfers from the standard Fixed Account. These fixed account options are part of the Company’s general account. The Company owns the assets in the general account, and the Company uses these assets to support insurance and annuity obligations under the policies that are issued, including the Policies other than those obligations funded by the Company’s separate Investment Accounts. These assets are subject to the Company’s general liabilities from business operations. Subject to applicable law, the Company has sole discretion over investment of the fixed account options assets. The Company bears the full investment risk for all amounts allocated or transferred to the fixed account options. The Company guarantees that the amounts allocated to the fixed account options will be credited interest daily at a net effective annual interest rate of at least 2.50% for the portion of the Policy Value in the fixed account options attributable to BFA layers of coverage and 2.00% for the portion attributable to SFA layers of coverage. The principal less charges and deductions is also guaranteed. The Company will determine any interest rate credited in excess of the guaranteed rate at the Company’s sole discretion.

The fixed account options values will not share in the investment performance of the Company’s general account. The Company anticipates changing the current interest rate from time to time at the Company’s sole discretion. The Owner assumes the risk that interest credited to amounts in the fixed account options may not exceed the minimum guaranteed rate. Any amounts in the fixed account options are subject to the Company’s financial strength and claims-paying ability.

Allocations Among Investment Options. Premiums are allocated to the Investment Options in accordance with the following procedures:

General. In the application for the Policy, the Owner will instruct the Company to allocate the Net Premiums to one or more Accounts offered under the Investment Options. Each allocation percentage must be a whole number, and the sum of the allocation percentages must equal 100%. Net Premiums will be allocated according to the Owner’s current Premium allocation instructions based on the price determined at the end of the Business Day the Company receives Acceptable Notice of those instructions at its Administrative Offices. Any allocations in the separate account will automatically move to the general account upon first notice of death.

Allocation instructions for additional Net Premiums may be changed without charge by the Owner providing the Company with Acceptable Notice. Any change in allocation instructions will be effective on the Business Day the Company receives the request.

Delay In Allocations. Some states require us to refund all payments if you return your Policy during the Right to Cancel Period. In those states, where you have instructed that all or a portion of the Net Premium be allocated to one or more Investment Accounts, we will allocate that amount to the Investment Account that invests in the
TIAA-CREF Life Money Market Fund (the “Money Market Account”). We will allocate the remaining portion of your Net Premium (if any) to the Fixed Account. Following the end of the Right to Cancel Period, we will allocate that Policy Value in the Money Market Account among the Investment Accounts as indicated in your current Premium allocation instructions. If the Right to Cancel Period ends on a non-Business Day, we will allocate Policy Value among the Investment Accounts using

Unit values as of the immediately preceding Business Day. We invest all Net Premiums paid thereafter based on the allocation percentages then in effect. Since our procedures should result in delivery of your Policy on the second day after we issue it, we begin measuring the Right to Cancel period two days after we issue your Policy.

F.	Loan Repayments and Interest Payments

Repaying Loan Amount. While a loan is outstanding, the Company credits all payments received as Premium payments unless the Owner provides Acceptable Notice for the payments to be applied as loan repayments. The Owner may repay all or part of the Outstanding Loan Amount at any time while the Policy is in force and the Insured is living. The Outstanding Loan Amount is equal to the amount in the Loan Account plus any unpaid and accrued interest on that amount. Loan repayments must be sent to the Company’s Administrative Office and will be credited as of the Business Day received. Loan repayments must be at least $100, or the total Outstanding Loan Amount, if less. Any Outstanding Loan Amount will be deducted from the Policy Value upon Surrender, and from the Death Benefit Proceeds payable on the death of the Insured.

Allocation for Repayment of Policy Loans. On the Business Day the Company receives a repayment of all or part of an Outstanding Loan Amount, the Company will compare the Outstanding Loan Amount to the amount of payment. Any amount in excess of the Outstanding Loan Amount will be transferred to the fixed account options and the Investment Accounts in accordance with the then effective Premium allocation instructions, or as directed by the Owner.

Interest on Loan Reserve. The “charged interest rate” is the interest the Company charges on a loan. The “earned interest rate” is the interest the Company credits on amounts in the Loan Account. Charged interest is due and payable on the earlier of the Policy Anniversary or when the Cash Surrender Value is insufficient to pay the Monthly Charge. At that time, any unpaid interest becomes part of the Outstanding Loan Amount and accrues interest at the then-current rate. On each Policy Anniversary, the Company will also transfer on a pro rata basis an amount equal to the unpaid interest to the Loan Account so that the Loan Account will be equal to the

Outstanding Loan Amount as of the date on which the charged interest is due and payable. The Company transfers earned loan interest to or from the Investment Option accounts and recalculated collateral: (1) when loan interest is paid; (b) when a new loan is made; (c) when a loan repayment is made; (d) on each Policy Anniversary; (e) when the Cash Surrender Value is insufficient to pay the Monthly Charge. A transfer to for from the Loan Account will be made to reflect any recalculation of collateral. The Company credits interest on amounts in the Loan Account (“earned interest rate”) at a current annual interest rate of 3.00%.

II.	Transfers

A.	Transfers Among the Investment Accounts and the Fixed Account Options

The Owner may transfer between and among the Investment Options. The Investment Option value is the amount available for transfer. The Company determines this amount at the end of the Business Day it receives an Acceptable Request for transfer. The following is a list of features that apply to transfers under a Policy:

•	The Owner must transfer at least $250, or the total value in the Investment Option the owner is transferring from, if less.

•	The total amount of transfers in any Policy Year from the Fixed Account are limited as follows:

•	Any transfer from the Fixed Account may be delayed up to six months.

•	Total transfers from the Fixed Account during any Policy year cannot exceed the greatest of:

•	$2,000 or

•	25% of the current balance in the Fixed Account or

•	the amount transferred from the Fixed Account in the immediately preceding Policy Year.

•	The total amount of transfers in any Policy Year from the Enhanced Fixed Account are limited as follows:

•	Any transfer from the Enhanced Fixed Account may be delayed up to six months.

•	Total transfers from the Enhanced Fixed Account during any Policy year cannot exceed the greatest of:

•	$2,000 or

•	25% of the current balance in the Fixed Account or

•	the amount transferred from the Fixed Account in the immediately preceding Policy Year.

•	The Company reserves the right to deduct $25 for the 13th and each additional transfer in a Policy Year. This amount will be deducted from the balance of the account to which the amount is transferred. Transfers due to dollar cost averaging, automatic account rebalancing, loans, the exchange privilege, change in an Investment Account’s investment policy, or the initial reallocation of account values from the TC Life Money Market Account do not count as transfers for the purpose of assessing the transfer charge.

•	Each request is considered a single transfer, regardless of the number of Investment Option accounts involved. If the transfer targets more than one Investment Option, any transfer charge will be deducted from all of the target options in proportion to the amount transferred into each option.

•	The transfers are processed based on Unit values determined at the end of the Business Day when the Company receives the transfer request. Any transfer request received by the Company after the end of a Business Day will be processed based on the Unit value determined at the end of the next Business Day.

•	If there is not enough Policy Value in the account to cover a transfer, the amount remaining in that account will be transferred. If amounts are being transferred from more than one account, the amount remaining in the account will be transferred to the accounts in proportion to the transfer instructions.

B.	Dollar Cost Averaging

An Owner may elect to participate in a dollar cost averaging program in a form acceptable to the Company. This strategy spreads the allocation of Premiums into the Investment Accounts over a period of time by systematically and automatically transferring, on a periodic basis, specified dollar amounts from the fixed account options or the TC Life Money Market Account to any Investment Account(s).

Owners elect to have transfers made on a monthly or quarterly basis. If no timing basis is selected, transfers will be made monthly. Equal amounts (minimum of $100) are automatically transferred from the fixed account options or TC Life Money Market Account to designated “target accounts” in percentages selected by the Owner. An Owner may elect multiple target accounts.

In most states, the first transfer will take place on the first Monthly Charge Date after the Company’s receipt of an Acceptable Request. In states that require the Company to refund payments made during the Right to Cancel Period, the first transfer will be made on the first Monthly Charge Date after the later of: (a) the end of the Right to Cancel Period, or (b) the Company’s receipt of an Acceptable Request to start the program.

The Owner decides how many scheduled transfers to make (although the Company reserves the right to require a minimum number of transfers to participate in the program). If no number of transfers is chosen, transfers will be made until there is no Policy Value remaining in the fixed account options or the TC Life Money Market Account. There will be no charge for any transfers made under this program.

The Company reserves the right to only allow Owners to start only one dollar cost averaging program in any Policy Year.

Dollar cost averaging will end if: (1) the Company receives an Acceptable Request to cancel participation; (2) the value of the fixed account option or TC Life Money Market Account is insufficient to make the transfer; or (3) the specified number of transfers has been completed.

Owners will receive a notice of transfers made under the dollar cost averaging program in their quarterly statement. Owners are responsible for reviewing the quarterly statement to verify that the transfers are being made as requested. There is no additional charge for dollar cost averaging. A transfer under this program is not considered a transfer for purposes of assessing any transfer fee.

The Company may at any time modify, suspend, or discontinue the dollar cost averaging program.

C.	Automatic Account Rebalancing Program

The Owner may elect to participate in an automatic account rebalancing program by providing the Company with Acceptable Notice. Automatic account rebalancing will allow the Owner to maintain his or her specified allocation mix among the Investment Options. The Owner can elect to readjust the allocations on a monthly, quarterly, semi-annual or annual basis.

The Company reserves the right to allow an Owner to start only one automatic account rebalancing program in any Policy Year or successive twelve month period. Automatic account rebalancing will end if the Company receives an Acceptable Request to cancel participation. The Company reserves the right to terminate the automatic account rebalancing program for a particular Policy.

D.	Transfer Errors

In accordance with industry practice, the Company has established procedures to address and to correct errors in amounts transferred among the Investment Accounts and the fixed account options, except for de minimis amounts. The Company will correct non-de minimis errors it makes and will assume any risk associated with the error. Owners will not be penalized in any way for errors made by the Company. The Company will take any gain resulting from the error.

E.	Market Timing/Excessive Transfer Policies

There are Owners who may try to profit from transferring money back and forth among Investment Options in an effort to “time” the market. As money is shifted in and out of these Investment Options, the Company incurs transaction costs and the underlying Portfolios incur expenses for buying and selling securities. These costs are borne by all Owners. In addition, market timing can interfere with efficient portfolio management and cause dilution, if timers are able to take advantage of pricing inefficiencies. The risk of pricing inefficiencies can be particularly acute for Portfolios invested primarily in foreign securities because of the time zone differences in the operations of the markets.

The Company has adopted policies and procedures to discourage market timing activity and control certain transfer activity. The Company has the right to modify policies and procedures at any time without advance notice. Under these policies and procedures, if, within a 30-day calendar period, an Owner redeems or exchanges any monies out of an Investment Option that holds shares of a Portfolio, subsequently purchases or exchanges any monies back into that same Investment Option holding shares of the Portfolio and then redeems or exchanges any monies out of the same Investment Option, the Owner will not be permitted to make electronic transfers (i.e., transfers over the Internet, by telephone or fax) back into that same Investment Option holding shares of the Portfolio through a purchase or exchange for 30 calendar days. An Investment Option that invests in the
TIAA-CREF Life Money Market Fund and transfers made pursuant to the dollar cost averaging and automatic account rebalancing programs do not count toward these transfer limitations.

To the extent permitted by applicable law, the Company may reject, limit, defer or impose other conditions on transfers into or out of an Investment Option in order to curb frequent transfer activity to the extent that comparable limitations are imposed on the purchase, redemption or exchange of shares of any of the Portfolios under the Separate Account.

If the Company regards the transfer activity as disruptive to an underlying Portfolio’s efficient portfolio management, based on the timing or amount of the investment or because of a history of excessive trading by the investor, the Company may limit an Owner’s ability to make transfers by telephone, fax or over the Internet. The Company also may stop doing business with financial advisors who engage in excessive transfer activity on behalf of their clients. Because the Company has discretion in applying these policies, it is possible that similar activity could be handled differently with the result that some market timing activity may not be detected.

The Company seeks to apply market timing and other transfer policies uniformly to all Owners. The Company reserves the right to waive these policies where management believes that the waiver is in the Owners’ best interests and that imposition of the policy’s restrictions is not necessary to protect Owners from the effects of short-term trading. Except as stated above, no exceptions are made with respect to the policies. The Policy is not appropriate for market timing. The Owner should not invest in the Policy if the Owner wants to engage in market timing activity.

To the extent permitted by applicable law, the Company may not accept or the Company may defer transfers at any time that the Company is unable to purchase or redeem shares of any of the Portfolios under the Separate Account.

Owners seeking to engage in market timing may deploy a variety of strategies to avoid detection, and, despite efforts to discourage market timing, there is no guarantee that TIAA-CREF Life or its agents will be able to identify all market timers or curtail their trading practices. If the Company does not identify or curtail market timers, there could be dilution in the value of account shares held by long-term Owners, increased transaction costs, and interference with the efficient portfolio management of the affected Portfolio.

The Portfolios available as Investment Options under the Policy may have adopted their own policies and procedures with respect to market timing and excessive trading of their respective shares. The prospectuses for the Portfolios describe any such policies and procedures. The policies and procedures of a Portfolio may be different, and more or less restrictive, than the Company’s policies and procedures or the policies and procedures of other Portfolios. While the Company reserves the right to enforce these policies and procedures, the Company may not have the contractual authority or the operational capacity to apply the market timing and excessive trading policies and procedures of the Portfolios. However, the Company has entered into a written agreement, as required by SEC regulation, with each Portfolio or its principal underwriter that obligates the Company to provide to the Portfolio promptly upon request certain information about the trading activity of individual Owners, and to execute instructions from the Portfolio to restrict or prohibit further purchases or transfers by specific Owners who violate the market timing and excessive trading policies established by the Portfolio

III.	“Redemption” Procedures

A.	Right to Cancel Period

A Policy may be cancelled during the Right to Cancel Period if the Owner returns the Policy and provides the Company with Acceptable Notice at its Administrative Office. The Right to Cancel Period is generally determined by state law, is stated on each Policy’s cover page, and will begin when the Owner receives the Policy. A Policy cancelled during the Right to Cancel Period will be treated as if it were never issued. Within seven days after the Company receives the returned Policy, the Company will pay a refund. The Company will refund an amount equal to the sum of:

•	The Policy Value as of the Business Day the Company received the returned Policy and Acceptable Notice;

•	Any Premium Expense Charges deducted from Premiums paid;

•	Any Monthly Charges charged against the Policy Value; and

•	An amount reflecting other charges deducted under the Policy.

Where state law requires, the refund will be equal to all payments made to the Policy being cancelled.

B.	Surrenders

Requests for Surrender Value. The Owner may request to Surrender a Policy for its Cash Surrender Value as calculated at the end of the Business Day the Company receives an Acceptable Request, subject to the following conditions: an Insured must be alive, the Policy must be in force when the request is made, and the Company may require that the Policy be returned. The Surrender will take effect and the Policy will terminate on the date the Company receives the request. Once a Policy is Surrendered, all coverage and other benefits under it cease and cannot be reinstated. The Cash Surrender Value is generally paid in a lump sum within seven days after the Company receives the Acceptable Request. An alternative method of payment may be requested. The Cash Surrender Value equals the Policy Value minus any Outstanding Loan Amount and any applicable Surrender Charge.

C.	Termination

The Policy will terminate on the earliest of:

•	The end of the Grace Period without a sufficient payment;

•	The date the Insured dies;

•	The date this Policy is exchanged for another life insurance or annuity policy; or

•	The date the Policy is Surrendered.

D.	Partial Withdrawals

When Withdrawals are Permitted. After the first Policy Year, the Owner may make an Acceptable Request to withdraw part of the Cash Surrender Value, subject to the following conditions:

•	The Owner must request at least $500.

•	The maximum partial withdrawal the Owner may take is 90% of the Cash Surrender Value.

•	An Insured must be alive and the Policy must be in force when the request is made.

•

The Owner can specify the Investment Option from which to make the partial withdrawal. Otherwise, the Company will deduct the amount from the Investment Options in proportion to the Policy Value attributable to each Investment Option before the partial withdrawal.

•	The Company will process the withdrawal at the Unit values determined at the end of the Business Day when the Company receives the Owner’s partial withdrawal request. The Company will process any partial withdrawal request received after the end of the Business Day based on the Unit Value determined at the end of the next Business Day.

•	The Company generally will pay a partial withdrawal request after it is processed, but not later than seven days after the Business Day it received the request.

•	If a partial withdrawal would cause a Policy to be classified as a MEC under the Code, the Company will not process the partial withdrawal until it receives an Acceptable Notice with specific instructions to that effect.

•	If a partial withdrawal would cause the Policy to fail to qualify as life insurance under the Code, the amount of the withdrawal may be reduced or the Policy may be Surrendered.

Effect of Withdrawal on Death Benefit. A partial withdrawal will reduce the Policy Value by the amount of the partial withdrawal. Accordingly, a partial withdrawal can affect the Total Face Amount, death benefit, and net amount at risk. If Death Benefit Option A or Option C is in effect, the Company will reduce the Total Face Amount by the amount of the partial withdrawal. The Company will apply the decrease first to SFA layers of coverage, from most recent to oldest, and then to BFA layers of coverage, from most recent to oldest. Surrender Charges will never apply to decreases in SFA or BFA layers of coverage resulting from a partial withdrawal.

The Company will not allow a partial withdrawal to reduce the Total Face Amount below $1,000. A partial cash withdrawal will not reduce the Total Face Amount if death benefit Option B is in effect.

E.	Lapses

A Policy may enter a Grace Period and possibly Lapse if its Cash Surrender Value is not enough to pay the Monthly Charge and the NLG is no longer in effect. A Policy will not Lapse if a payment is made before the end of the Grace Period that is equal to any unpaid charges plus three current Monthly Charge deductions. If a Policy Lapses, all coverage under the Policy will terminate and no benefits will be received.

The Company will notify Owners by mail regarding the necessary payment amount and final payment date to prevent Lapse. If the Insured dies during the Grace Period, the Company will pay the Death Benefit Proceeds.

G.	Premium Expense Charge and Monthly Charge

The Company makes certain charges and deductions under the Policy. These charges compensate the Company for the services and benefits it provides, costs and expenses it incurs, and the risks it assumes in connection with the Policy. These deductions consist of two components: (a) the Premium Expense Charge and (b) the Monthly Charge.

If these charges do not cover the Company’s actual costs, the Company absorbs the loss. Conversely, if there is excess, the excess is added to the Company’s surplus. The Company expects to profit from these charges and may use these profits for any lawful purpose including covering distribution expenses.

Premium Expense Charge. Prior to allocation of Premium, the Company deducts a Premium Expense Charge from each Premium to reimburse the Company for certain sales costs not covered by the Surrender Charge and for certain taxes levied upon issued Policies. The tax portion of the charge reimburses the Company for state, municipality and federal taxes levied upon issued Policies; it is determined based upon tax liabilities for all Policies in all jurisdictions and reflects an average of those liabilities. The sales costs portion is applicable to the various expenditures incurred in marketing and selling the Policy.

The Monthly Charge. A Monthly Charge is deducted from the Policy Value on the Policy Date and on each Monthly Charge Date prior to the Final Policy Date. If the Policy Date is set prior to the Issue Date, a Monthly Charge will accrue on the Policy Date and on each Monthly Charge Date until and including the Issue Date.

On the Issue Date, these accrued Monthly Charges will be deducted from the Policy Value. The Company will then deduct a Monthly Charge from the Policy Value on each Monthly Charge Date thereafter. Because portions of the Monthly Charge can vary from month to month, the Monthly Charge amount will also vary.

The Company will make deductions on a pro rata basis (i.e., in the same proportion that the Policy Value in each Investment Option bears to the total Policy Value across all Investment Options prior to the deduction). Alternatively, the Company will make deductions from specific Investment Accounts and/or the fixed account options based upon the Owner’s instructions. If an Investment Option the Owner has specified no longer has any value from which to deduct the Monthly Charge, then the Company will deduct the Monthly Charge allocated to this Investment Option pro rata from the other Investment Options the Owner has specified, unless the owner provides the Company with new instructions. If no Investment Options the Owner has specified have any value, then the Company will deduct the Monthly Charge from all of the Owner’s other Investment Options that still have value on a pro rata basis, unless the Owner provides the Company with new instructions. Because portions of the Monthly Charge can vary from month to month, the Monthly Charge will also vary.

If the Policy Date is set prior to the Issue Date, a Monthly Charge will accrue on the Policy Date and on each Monthly Charge Date until and including the Issue Date. On the Issue Date, these accrued Monthly Charges will be deducted from the Policy Value. The Company will then deduct a Monthly Charge from the Policy Value on each Monthly Charge Date thereafter as described above.

The Monthly Charge has five components:

•	a Policy Fee

•	an Administrative Expense Charge;

•	an Asset Based Risk Charge;

•	the cost of insurance charge; and

•	charges for any riders.

Monthly Policy Fee. The Company assesses a monthly policy fee to compensate the Company for certain administrative and operating expenses. The annualized policy fee is $180 or $96 if the LTA Rider is selected at issue. In no event will the policy fees imposed exceed this amount. The Company reserves the right to reduce or waive the policy fee for particular Policies when the Company anticipates that administrative and operating expenses will be lower.

Administrative Expense Charge. The Administrative Expense Charge is a monthly charge to help cover the Company’s costs of issuing and administering the policy, and for such activities as processing claims, maintaining records and communicating with the Owner. The duration of this charge is 10 years from the Policy Date and each BFA increase date that creates a new layer of coverage. For each layer of BFA still in force, the charge is determined by multiplying the initial amount of each layer by its applicable rate. The rate will vary based upon Attained Age, gender, Underwriting Class, and the presence of the LTA Rider at the time the layer is added.

Cost of Insurance Charge. The Company deducts a monthly cost of insurance charge to compensate it for providing the death benefit. The Company may use part of the monthly cost of insurance charge to pay other legitimate costs arising from the issuance of the Policy. The charge for each layer depends on the Policy’s death benefit option, Policy Value, the presence of the LTA Rider, and gender (in most states). It also depends on the Underwriting Class of the layer, the Attained Age at the time the layer is added, the number of years the layer has been in force, the Total Face Amount of the layer, and whether the layer consists of BFA or SFA coverage.

The cost of insurance charge is equal to:

•	the sum across all layers of each layer’s cost of insurance rate, multiplied by that layer’s Net Amount at Risk

The net amount at risk is equal to:

•	the death benefit on the Monthly Charge Date divided by 1.00246627; minus

•	The Policy Value on the Monthly Charge Date.

Monthly cost of insurance charges are calculated after the Monthly Charges for the Policy Fee, Administrative Expense Charge and Asset Based Risk Charge. However, depending on the particular rider attached to the Policy, the Monthly Charge for that rider may be calculated either before or after the monthly cost of insurance charge. Any rider attached to the Policy will specify the order in which the Monthly Charge for that rider is calculated.

The Company calculates the cost of insurance charge separately for each layer of BFA and SFA coverage. If the Company approves an increase in the Policy’s Total Face Amount, then a different Underwriting Class and a different cost of insurance rate may apply to the increase, based on the Insured’s circumstances at the time of the increase.

The Company also calculates the Net Amount at Risk separately for the BFA and any SFA, and for any increase in the BFA and any SFA. The Net Amount at Risk will be pro-rated according to the BFA coverage and any SFA coverage. The respective cost of insurance rates will be applied to the pro-rated Net Amount at Risk. In determining each Net Amount at Risk, the Company allocates the Policy Value among the BFA and any SFA and any increments of BFA and SFA in proportion to their respective totals. If the death benefit is increased because of the requirements of Section 7702 of the Code, the Company will allocate such increase among the Initial BFA and SFA and any increments of the BFA and SFA in proportion to their totals. The Net Amount at Risk is affected by investment performance, loans, payment of Premiums, Policy fees and charges, the death benefit option, partial withdrawals, and changes in the BFA and SFA.

Charges for Riders. The Monthly Charge includes charges for any supplemental insurance benefits added to a Policy by rider.

Policy Cost Factors. The Company may change monthly cost of insurance rates, excess interest rates, Premium Expense Charges, Policy Fees, Asset Based Risk Charges, Administrative Expense Charges, and rider charges. Any change will be determined in accordance with the procedures and standards on file with the insurance department of the state in which this policy is delivered. Any changes in policy cost factors will be based on changes in future expectations for: (1) mortality; (2) expenses; (3) persistency; (4) investment earnings; (5) federal taxes; and (6) state or local taxes.

Changes in policy cost factors will be determined prospectively, will not occur because of a change in an Insured’s health or occupation, and will not be made to recoup any prior losses. The Company will not change policy cost factors more frequently than once a month. The Company will review the Policy for a class of Insureds to determine whether an adjustment in policy cost factors should be made at least once a year for interest and at least once every five Policy Years for other policy cost factors.

Taxes. Under current federal income tax law, as a life insurance company, the Company is not taxed on the Separate Account’s operations. Thus, currently the Company does not deduct a charge from the Separate Account for federal income tax. However, the Company reserves the right to charge the Separate Account for any future federal income tax it might incur.

In addition to the Premium taxes, the Company incurs state and local taxes under the current law of several states. These other taxes are not now significant and the Company does not currently charge for them. However, if the taxes increase the Company may deduct charges for such taxes. Any such charges for such tax will be imposed on all of the affected Policies.

H.	Death Benefits

Payment of Death Benefit Proceeds. As long as the Policy remains in force, the Company will pay the Death Benefit Proceeds to the Beneficiary upon receipt of satisfactory proof of death of the Insured. Death Benefit Proceeds are calculated as of the date of the death of the last surviving Insured. Upon first notice of death, the Company will transfer any funds in the Separate Account to the General Account, and the payment of the Death Benefits Proceeds will be made from the General Account. The Company may require the Policy to be returned prior to its distribution of Death Benefit Proceeds. If all Beneficiaries die before the Insured, the Company will pay the Death Benefit Proceeds in a lump sum to the Owner or to the Owner’s estate.

The Death Benefit Proceeds. The Death Benefit Proceeds will equal:

•	the death benefit; plus

•	any unpaid Monthly Charges; minus

•	any Outstanding Loan Amounts.

If all or part of the Death Benefit Proceeds is paid in one sum, the Company will pay interest on this sum from the date of death to the date of payment as required by applicable state law.

Death Benefit Options. An owner can choose among three death benefit options under the Policy: Option A, Option B and Option C. Option A provides a level death benefit, while Options B and C provide increasing death benefits.

The Death Benefit under Option A is the greater of:

•	the Total Face Amount; and

•	the minimum death benefit required under the tax test the Owner selected.

The Death Benefit under Option B is the greater of:

•	the Total Face Amount plus the Policy Value (the Company will calculate the amount of the death benefit proceeds as of the end of the date the person insured by the policy dies); and

•	the minimum death benefit required under the tax test the Owner selected.

The Death Benefit under Option C is the greater of:

•	the Face Amount plus all of the Premiums credited to the Policy since the Issue Date (determined on the date of the death of the Insured); and

•	the minimum death benefit required under the tax test the Owner selected.

Charitable Giving Benefit. The Charitable Giving Benefit pays, upon the death of the Insured, an additional death benefit, over and above the Death Benefit Proceeds, equal to one percent (1%) of the Policy’s BFA, but the additional benefit can be no greater than $100,000. Any SFA does not increase the amount of the additional benefit. The Beneficiary may be chosen at any time during the life of the Policy. There is no additional charge for this benefit. The designated beneficiary of this benefit must be any organization accredited as a charity with the IRS under section 501(c) (3) of the Code.

Accelerated Death Benefits. In states where the benefit is available, an accelerated payment of part or all of a Policy’s death benefit may be received prior to the Final Policy Date and while the Policy is in force, when the Insured develops a terminal illness, which is expected to result in his or her death within twelve months.

Subject to state variation, an Owner may elect to accelerate all or only a proportion of the Death Benefit Proceeds attributable to BFA levels of coverage before reduction for any Outstanding Loan Amounts and unpaid Monthly Charges (the “available proceeds”). However, an amount less than 25% of the available proceeds or $50,000, whichever is less, cannot be accelerated. Death benefits attributed to SFA layers of coverage cannot be accelerated.

The accelerated death benefit payment will vary from state to state but will generally equal the requested available proceeds discounted for one year of interest and reduced by:

•	one year of interest at a rate equal to the greater of the yield on a 90-day Treasury bill on the date the Company approves the application; or the rate equal to the Moody’s Corporate Bond Yield Average – Monthly Average Corporate, published by Moody’s Investors Service, Inc., for the calendar month ending two months prior to the date the request is approved.

•	an administrative expense charge not to exceed $200;

•	any amounts due within the Policy’s Grace Period which are unpaid on the date the Company approves an application for an accelerated death benefit; and

•	any Outstanding Loan Amounts existing on the date the Company approves an application for an accelerated death benefit multiplied by the ratio of the accelerated available proceeds to the available proceeds before the acceleration.

If the Company approves an application for partial acceleration of available proceeds, the unaccelerated portion of the Policy’s Death Benefit Proceeds will remain in effect. After the payment of an accelerated death benefit, the Policy’s BFA, Policy Value, and any Outstanding Loan Amounts will be reduced by the ratio of the accelerated available proceeds to the available proceeds before the acceleration. The acceleration of all available proceeds will result in the termination of the Policy.

There is no restriction on the use of accelerated death benefit payments.

Additional conditions for the right to receive an accelerated death benefit payment may be contained in a Policy. The Policies will address the effects of an accelerated death benefit on incontestability and suicide.

Changing Death Benefit Options. After the first Policy Year, the Owner may change the death benefit options with no additional charge while the Policy is in force.

No change in death benefit options will be made that would result in a Policy being disqualified as a life insurance contract under Section 7702 of the Code. A change that would make a Policy a MEC under the Code will not be made without specific instructions and Acceptable Notice provided to the Company to that effect.

To change death benefit options:

•	The Owner must submit an Acceptable Request.

•	The change will become effective either on the date the Company approves it, if that date is a Monthly Charge date, or on the first Monthly Charge date that follows the date the Company approves the change. The Company will make the change before the Monthly Charge is deducted.

•	The Company won’t allow a change if the Monthly Charges are being waived under a Waiver of Monthly Charges Rider.

•	The Company will not allow any change in death benefit option that prevents the Policy from qualifying as life insurance under federal tax law.

•	If a change in death benefit option would cause the Policy to be classified as a modified endowment contract, the Company will not process the change until the Owner tells the Company to in a form satisfactory to the Company.

•	The Company will send the Owner a Policy endorsement after the change is made.

In addition, for a change from Option A to Option B or Option C:

•	The Insured must be alive.

•	Where permitted by law, satisfactory evidence of insurability will be required for this change.

•	After the change, the Total Face Amount can’t be less than the minimum Total Face Amount shown in Section 1 of the Policy.

•	The Company will decrease the Total Face Amount by the Policy Value, if to Option B, or accumulated Premiums paid, if to Option C, so that the death benefit is approximately the same on the date of the change.

•	A decrease equal to the Policy Value or the accumulated premiums on the effective date of the change will be applied first to layers of SFA, from most recent to oldest, and then to layers of BFA, from most recent to oldest.

For a change from Option B or Option C to Option A:

•	The Insured must be alive and the Owner must give the Company satisfactory evidence of insurability.

•	The Company will increase the Total Face Amount by the Policy Value, if from Option B, or accumulated Premiums paid, if from Option C, so that the death benefit is approximately the same on the date of the change.

•	The increase will apply to the most recent layer of coverage. If both a BFA and an SFA layer are the most recent layers, the increase will apply to the most recent BFA layer.

For a change from Option B to Option C or Option C to Option B:

•	The Insured must be alive and the Owner must give the Company satisfactory evidence of insurability.

•	The Total Face Amount will be adjusted by the difference in Policy Value and accumulated Premiums paid so that the death benefit is approximately the same on the date of the change. A change from Option B to Option C will adjust the Total Face Amount by accumulated Premiums paid minus Policy Value. A change from Option C to Option B will adjust the Total Face Amount by Policy Value less accumulated Premiums paid.

•	If the increase in Total Face Amount is positive, the increase will apply to the most recent layer of coverage. If both a BFA and an SFA layer are the most recent layers, the increase will apply to the most recent BFA layer. If the increase in Total Face Amount is negative, so that there is a decrease in Total Face Amount, the decrease will apply first to layers of SFA, from most recent to oldest, and then to layers of BFA, from most recent to oldest.

Unless the death benefit is based on the minimum death benefit required by Code Section 7702, if the Policy Value increases, the net amount at risk will decrease, thereby reducing the cost of insurance charge. Similarly, if the Policy Value decreases, the net amount at risk will increase, thereby raising the cost of insurance charge.

Changing the BFA and SFA. The BFA and any SFA selected in the application for a Policy may be changed at any time after the Policy has been in force for 30 days and while the Policy is in force. No change will be permitted that would result in the Policy being disqualified as a life insurance contract under Section 7702 of the Code. Changes in the BFA and any SFA of a Policy are subject to the following conditions.

For unscheduled increases:

•	The Owner may increase the BFA or the SFA by submitting an application and providing evidence of insurability for the Insured satisfactory to the Administrative Office.

•	The minimum increase is $50,000.

•	On the effective date of an increase, and taking the increase into account, the Policy Value less any Outstanding Loan Amounts must be greater than or equal to the Monthly Charges then due.

•	An increase will be effective on the Monthly Charge Date on or next following the date the Company approves the change, provided that an Insured is living on that date.

•	An increase in the BFA or SFA will not be permitted if the Monthly Charges are then being waived under any Waiver of Monthly Charges Rider attached to the Policy.

•	The BFA or SFA may not be increased on or after the Insured’s Attained Age 91. The Insured must be alive on the date the Company receives a request in order to increase the BFA or SFA. The total net amount at risk will be affected, which will increase the monthly cost of insurance charges. There are additional signature requirements if the Insured’s Attained Age is 76 or older.

•	Each increase in BFA or SFA will have its own Underwriting Class and associated charges.

•	The Company reserves the right to limit increases in the BFA or SFA to one increase in any twelve-month period.

Scheduled increases:

•	At time of application, the Owner may choose to schedule increases in the SFA. Additional evidence of insurability will not be required at the time the increases are scheduled to go into effect. Further, no deterioration in the Insured’s health will negatively impact future scheduled increases. Persons interested in scheduled increases are generally those who are matching their insurance coverage amount to their income and anticipate annual increases in compensation or a growing estate. Scheduled increases will have limits based on underwriting rules then in effect. The Company reserves the right to limit increases based on financial underwriting reasons.

•	If a scheduled increase is declined or the Owner elects a decrease in Total Face Amount, all future scheduled increases are cancelled, but previous scheduled increases will remain in effect.

•	Scheduled increases may be requested only at Policy issue and apply to the initial SFA layer of coverage.

For decreases in Face Value:

•	An Acceptable Request to decrease the Total Face Amount must be received by the Company.

•	Face Value may not be decreased below the minimum Total Face Amount.

•	The Insured must be alive on the date the Company receives an Acceptable Notice in order to decrease the Total Face Amount.

•	The minimum decrease is $25,000.

•	Any decrease will be effective on the Monthly Charge Date on or next following the date the Company approves the request.

•	Surrender Charges will apply to decreases in the BFA during the Surrender Charge period except for decreases in the BFA resulting from a change in the death benefit option or a partial withdrawal.

•	For purposes of determining Surrender Charges on the BFA and later cost of insurance charges for the BFA and SFA, the Company will apply a decrease first to layers of SFA coverage, from most recent to oldest, and then to layers of BFA coverage, from most recent to oldest.

•	No decrease in Total Face Amount will be permitted if, after the decrease, the death benefit would be less than the minimum death benefit required by Code Section 7702.

•	If a decrease in Total Face Amount would cause the Policy to be classified as a MEC, the decrease will not be processed until the Owner provides the Company with an Acceptable Notice with specific instructions to that effect.

I.	Policy Loans

Policy Loans. While the Policy is in force, the Owner may obtain a Policy loan from the Company at any time by submitting an Acceptable Request to borrow money from the Company using the Policy as the only collateral for the loan. The maximum loan amount is 100% of the Cash Surrender Value on the date of the loan, and the minimum is $500. Loans will take effect on the Business Day the Company receives a request and normally the amount of the loan is paid within seven days of the Company receiving an Acceptable Request for a loan.

Collateral for Policy Loans. As collateral for a loan, an amount equal to the loan is transferred to the Loan Account in accordance with the Owner’s instructions. An Owner may request that this amount be transferred from specific Investment Option accounts. If no such instructions are received the amount will be transferred, on a pro rata basis, from all of the accounts with a positive value. The Loan Account is part of the Company’s general account.

Interest on Policy Loans. The Company charges interest at a current annual interest rate of 4.00% in policy years
1-10 and 3% in years 11 and thereafter. Charged interest is due and payable on the earlier of the Policy Anniversary or when the Cash Surrender Value is insufficient to pay the Monthly Charge. At that time, any unpaid interest becomes part of the Outstanding Loan Amount and accrues interest at the then current rate. On each Policy Anniversary, a pro rata amount of the unpaid interest will be transferred to the Loan Account so that the Loan Account will be equal to the Outstanding Loan Amount as of the date on which charged interest is due and payable.

Interest Credited in Loan Account The Company credits interest on amounts in the Loan Account at a current annual interest rate of 3.00%.

Effect on Death Benefit and Surrender Value. Any Outstanding Loan Amounts will be deducted from the Policy Value upon Surrender, and from Death Benefit Proceeds payable on the death of the Insured.

J.	Lump Sum Payments by the Company

Payment of the amount of any Surrender, partial withdrawal, Death Benefit Proceeds, loan, or payment methods will usually be made within seven days after receipt of all of the applicable Acceptable Notices, and/or due proofs of death. The Company may postpone the payment of any such amounts if:

1.	the New York Stock Exchange (NYSE) is closed for trading, other than customary holiday or the weekend closings, or trading on the NYSE is restricted, as determined by the Commission; or

2.	an emergency exists, as a result of which the Securities and Exchange Commission determines that (A) the disposal of shares in an Investment Account’s corresponding Fund is not reasonably practicable, or (B) it is not reasonably practicable to fairly determine the value of the net assets of an Investment Account’s corresponding Fund; or

3.	an Investment Account’s corresponding Fund lawfully suspends payment or redemption of its shares pursuant to an order of the Securities and Exchange Commission; or

4.	an Owner has submitted a check or draft to the Company’s Administrative Office, which allows the Company to defer payment of Surrenders, partial withdrawals, Death Benefit Proceeds or payments under a payment method until the check or draft has been honored.

Payment of amounts from either fixed account option may be deferred for up to 6 months after the Company’s receipt of Acceptable Notice, but a payment from the fixed account options that is to be applied to pay required Premiums on other policies in force with the Company will not be deferred. (The Company pays interest at an annual rate from the effective date of the withdrawal, Surrender or loan if the Company delays any fixed account options payment for 30 days or more. This annual rate will be the same rate as the fixed account options’ guaranteed crediting rate. Interest must equal $25 or more before it will accrue or be paid.)

Federal laws designed to counter terrorism and prevent money laundering might, in certain circumstances, require the Company to block an Owner’s ability to make certain transactions and thereby refuse to accept a Premium or any request for transfers, partial withdrawals, Surrenders, loans, or Death Benefit Proceeds, until instructions are received from the appropriate regulator. The Company may also be required to provide additional information about the Policy to government regulators.

K.	Redemption Errors

In accordance with industry practice, the Company has established procedures to address and to correct errors in amounts redeemed from the Investment Accounts and the fixed account options, except for de minimus amounts.

IV.	Insurance Benefit Procedures

A.	Policy Riders, Endorsements and Benefits

The following riders are available to provide supplemental benefits under the Policy. Most of these riders are subject to age and underwriting requirements, and, unless otherwise indicated, must be purchased when the Policy is issued. Monthly Charges are deducted from the Policy Value for these riders as part of the Monthly Charge. The riders provide fixed benefits that do not vary with the investment performance of the Separate Account. The riders may not be available in all states.

Overloan Protection Endorsement.    This Endorsement guarantees the Policy will not Lapse if it ever becomes overloaned. The Policy becomes overloaned on the first Monthly Charge Date that all of the following conditions are satisfied.

•	The Policy has been in force for at least ten years.

•	The Attained Age of the Insured is at least 65.

•	Either the Policy tax test is the Cash Value Accumulation Test, or the policy tax basis is zero.

•	The outstanding loan divided by the Policy Value exceeds an overloan limit that may vary by Attained Age, gender, and Underwriting Class. The Owner’s Policy overloan limit is stated in the Endorsement issued on the Policy.

After the Policy becomes overloaned, no premiums may be paid, no withdrawals may be taken, and no loans may be taken or repaid. The death benefit will be the minimum death benefit required for the Policy to be in compliance with federal tax law. Please see the section entitled “Death Benefit” for more information on the minimum death benefit. No Monthly Charges will be deducted. The Overloan Protection Endorsement is not available if the Policy tax test is the Cash Value Accumulation Test.

There is no monthly charge to add this Endorsement to the Policy. However, if this Policy changes to overloaned status, at that time the Policy Value will be reduced to equal the outstanding loan and moved to a Fixed Interest Account. Policy Value cannot be transferred out of this account and will receive an annual effective crediting rate of 3.00%. Policy loan interest will continue to accrue at the same 3.00% rate.

While this Endorsement is attached to the Policy, the maximum loan value of the Policy cannot exceed the Policy Value multiplied by the overloan limit.

Waiver of Monthly Charges Rider. This rider is available only at issue for Issue Ages 18-60. For insureds under age 18, we will allow this Rider to be added to the Policy at the Insured’s Attained Age 18. This rider waives the Monthly Charge while the Insured is disabled, as defined in the rider, as long as the disability commenced prior to the Insured’s Attained Age 65 and has continued for at least six consecutive months without any period of recovery. The Company imposes a charge each month as part of the Monthly Charge if this rider is selected, which depends on the Issue Age and, in most states, gender of the Insured (the charge is higher for females than males). Additional restrictions and charges apply if this rider is selected and later the Total Face Amount is increased.

Enhanced Cash Value Rider. This Rider provides a waiver of Surrender Charges and thus is appropriate for Owners who seek to preserve the ability to access Cash Surrender Values during the Surrender Charge period. For Policies with the Long Term Accumulation (LTA) Rider, the Rider adds a surrender credit that increases the proceeds paid upon full Surrender but not upon partial withdrawals or BFA and SFA decreases. The charge for this Rider is a percentage of the premium paid. The presence of the LTA Rider may impact the level of this charge. However, in the first policy year, the surrender credit will not exceed the total Premiums credited to the Policy minus the sum of the Policy Value and any withdrawals taken from the Policy.

The surrender credit calculation is similar to the Surrender Charge calculation for a Policy without the LTA Rider. The credit is equal to the product of: 1) premium paid since issue up to the Target Premium and 2) a surrender credit factor that varies by policy year but is zero after year 10. The amount of the surrender credit is identified in the Fee Table section of the prospectus.

The Rider does not waive any Surrender Charges or provide any surrender credits when the surrender is part of a Section 1035 Exchange to a Policy issued by another company.

Long Term Accumulation Rider. This Rider is designed for Owners who desire high Policy Values throughout the life of the policy. This Rider provides a waiver of the Surrender Charges and lower Asset Based Risk Charges and Policy Fees in exchange for higher Premium Expense Charges and generally higher cost of insurance charges.

Aviation Limitation Endorsement. In addition, an endorsement providing for the payment of a limited death benefit will be sent out if the underwriting process reveals that the Insured engages in certain aviation related activities and employment.

B.	Misstatement of Age or Gender

If the Insured’s age or, in most states, the Insured’s gender has been stated incorrectly in the application and the Company discovers such misstatement after the death of the Insured, the amount of death benefit will be that which would be purchased by the most recent deduction for the cost of the insurance charge at the correct age or gender. The amount of death benefit for any riders will be that which would be purchased by the most recent deduction for rider charges at the correct age or gender. In most states, if the Company discovers such misstatement while the Insured is living, the Company will retroactively adjust the Policy Value to reflect the Monthly Charges that should have been made for the correct age or gender of the Insured.

C.	Incontestability

The Policy, application(s), policy schedule pages, and any riders are the entire contract. Only statements made in the applications (or any supplements thereto) can be used to void the Policy or to deny a claim. The Company assumes that all statements in an application are true to the best knowledge and belief of the person(s) who made them, and, in the absence of fraud, those statements are considered representations and not warranties. The Company relies on those statements when it issues or changes a Policy. As a result of differences in applicable state laws, certain provisions of the Policy may vary from state to state.

The Company may not contest the Policy after the Policy has been in force during the lifetime of the Insured for two years from the Issue Date, except for nonpayment of Premium. The Company may not contest any Policy change that requires evidence of insurability, or any reinstatement of the Policy, after such change or reinstatement has been in effect during the lifetime of the Insured for two years. The contestable period of a Policy issued as a result of a conversion option from term insurance will be measured from the Issue Date of the term policy.

If a Policy Lapses, the Company may contest the validity of a Policy for two years from the date it was reinstated. Generally, the Company loses the right to contest a reinstated Policy after it has been in force for two years from the reinstatement date during the lifetime of the person Insured by the Policy.

If the death benefit is changed from Death Benefit Option A to B or C, the Company may contest the amount of any increase in the death benefit due to such change after such change has been in force for two years from the date the change takes effect. If the BFA or SFA have been increased subject to evidence of insurability, the Company will not contest such increase after it has been in force during the lifetime of the Insured for two years from the date the increase takes effect. If a change from Death Benefit Option A to B or C or an increase in Total Face Amount subject to insurability is successfully contested, the death benefit will be what would have been payable had such change or increase not taken effect. The additional cost of insurance, Policy unit, and rider charges associated with such increase or change will be refunded to the Policy’s Policy Value.

D.	Suicide Exclusion

If an Insured commits suicide within two years of the Issue Date, the Policy will terminate and the Company’s liability will be limited to an amount equal to the Premiums paid, less any Outstanding Loan Amounts, and less any partial withdrawals previously paid. However, if the Policy is issued as a result of a conversion option from term insurance, the suicide period will be measured from the Issue Date of the term policy.

If an Insured commits suicide within two years from the effective date of any increase in BFA or SFA for which evidence of insurability had been provided, or within two years from the effective date of a change from death benefit Option A to B or C, the Policy will terminate and the Company’s liability will be limited to the death benefit that would have been payable had the increase or change not taken effect. The Company will also refund to the Policy Value any additional cost of insurance, policy unit, and rider charges associated with such increase or change.

DATED: May 1, 2016